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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 4 to the Registration Statement of Superior Galleries, Inc. on Form SB-2 of our report dated September 5, 2003, appearing in the Prospectus, which is part of this Registration Statement.

Our report dated September 5, 2003 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, negative cash flows from operations, is in default on a significant debt obligation, and has limited working capital that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


                                                        /s/ HASKELL & WHITE LLP
                                                        -----------------------
Irvine, California
February 22, 2005